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                                                                   Exhibit 99.1

                             Thor Industries, Inc.
                                      logo

      419 WEST PIKE STREET O P.O. BOX 629 O JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 O FAX 937-596-6539

                              N E W S R E L E A S E


Date: October 4, 2004          Contact: Wade F. B. Thompson or Peter B. Orthwein

                      THOR REPORTS QUARTER E.P.S. OF $.56;
 RECORD QUARTER, 12 MONTHS SALES, NET INCOME, E.P.S., EXCEED ANALYSTS' ESTIMATES
                           FISCAL 2005 STARTS STRONGLY

Thor Industries, Inc. (NYSE:THO), the largest manufacturer of recreation vehicles and mid-size buses, announced record results which exceed analysts' estimates, for the fourth quarter and 12 months ended July 31, 2004.

Net income for the quarter was a record $32,078,000, up 44% from $22,260,000 last year. E.P.S. for the quarter were 56 cents, up 44% from 39 cents last year. Included in net income and EPS in the quarter was a charge relating to product liability and property insurance of approximately $6.5 million pre tax which amounted to approximately 7 cents per share after tax. Sales for the quarter were $625,142,000, up 48% from $422,495,000 last year.

Net income for the 12 months was a record $106,085,000 up 35% from $78,631,000 last year. E.P.S. for the 12 months were $1.85, up 34% from $1.38 last year. Sales for the 12 months were a record $2,187,739,000, up 39% from $1,571,404,000 last year.

RV sales in the quarter were $571,657,000 up 56% from $367,085,000 last year. Bus sales in the quarter were $53,485,000 versus $55,410,000 last year. RV sales in the 12 months were $1,973,007,000, up 46% from $1,354,412,000 last year. Bus sales in the 12 months were $214,732,000 versus $216,992,000 last year. RV income before tax was $55,105,000 in the quarter up 65% from $33,493,000 last year and $172,971,000 in the 12 months, up 41% from $122,729,000 last year. Bus income before tax in the quarter was $2,037,000 versus $3,854,000 last year and $9,577,000 in the 12 months, versus $12,306,000 last year. Corporate costs were $9,174,000 in the quarter versus $2,609,000 last year and $14,329,000 in the 12 months versus $8,791,000 last year. The increase in corporate costs results from the product liability and insurance charge discussed above. This year's results include Damon since its acquisition on September 2, 2003. Damon had sales of $52,740,000 in the quarter and $210,106,000 for the year. Damon's income before tax was $1,949,000 for the quarter and $10,929,000 for the year.

Cash and equivalents on July 31, 2004, was a record $199.2 million, up from $172.2 million last year and we continue to have zero debt.

"This record performance far surpasses any other company in our businesses. Our E.P.S. increases have averaged nearly 50% for each of the past 3 years," said Wade F. B. Thompson, Thor Chairman. "With sales up 52% and net income up 80% in August 2004, we anticipate another record-breaking year in fiscal 2005, our 25th year," he added.



This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.



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                              THOR INDUSTRIES, INC.
    STATEMENT OF INCOME FOR THE 3 AND 12 MONTHS ENDED JULY 31, 2004 and 2003
                        $000 except per share - unaudited

                                                 3 MONTHS ENDED JULY 31                     12 MONTHS ENDED JULY 31
                                             2004      %         2003       %           2004       %           2003        %
                                         ------------------------------------  ---------------------------------------------
Net sales                                $625,142            $422,495             $2,187,739             $1,571,404

Gross profit                             $ 90,872  14.5%     $ 61,486   14.6%     $  300,537   13.7%     $  222,267    14.1%

Selling, general and administrative      $ 43,910   7.0%     $ 27,725    6.6%     $  137,661    6.3%     $   97,181     6.2%

Amortization of intangibles              $    202    --      $    179     --      $      799     --      $      715      --

Impairment of equity securities          $     --    --      $     --     --      $       --     --      $    1,580      .1%

Gains on equity securities               $     --    --      $     --     --      $    1,801     .1%     $       --      --

Interest income (net)                    $    504    .1%     $    600     .1%     $    1,633     .1%     $    1,695      .1%

Other income                             $    704    .1%     $    556     .1%     $    2,708     .1%     $    1,758      .1%
                                         --------            --------             ----------             ----------

Income before taxes                      $ 47,968   7.7%     $ 34,738    8.2%     $  168,219    7.7%     $  126,244     8.0%

Taxes                                    $ 15,890   2.5%     $ 12,478    2.9%     $   62,134    2.8%     $   47,613     3.0%
                                         --------            --------             ----------             ----------

Net income                               $ 32,078   5.1%     $ 22,260    5.3%     $  106,085    4.8%     $   78,631     5.0%
                                         ========            ========             ==========             ==========

E.P.S                                    $   0.56            $   0.39             $     1.85             $     1.38

Average common shares outstanding      57,100,814          57,179,420             57,224,404             57,107,584




               SUMMARY BALANCE SHEETS - JULY 31 ($000) (UNAUDITED)


                                         2004           2003                                        2004          2003
                                        --------      --------                                    ---------     ---------
  Cash and equivalents                  $136,121      $132,124          Current liabilities       $ 241,768     $ 187,943
  Investments, short term                 63,045        40,109          Other liabilities             9,215         6,177
  Accounts receivable                    136,921        97,315          Stockholders' equity        511,604       414,821
  Inventories                            147,588        96,652
  Deferred income tax and other           14,291        12,432
                                        --------      --------
  Total current assets                   497,966       378,632
  Fixed assets                            98,763        73,415
  Investments - joint ventures             2,514         2,219
  Investments available for sale             --          2,860
  Goodwill                               140,857       130,555
  Other assets                            22,487        21,260
                                        --------      --------                                    ---------     ---------
  Total                                 $762,587      $608,941                                    $ 762,587     $ 608,941
                                        ========      ========                                    =========     =========
